                                                                 Exhibit (e)(17)

                             SUCCESS BONUS AGREEMENT

     This SUCCESS BONUS AGREEMENT (this "Agreement") is made and entered into as of this November 26, 2003 by and among Brass Eagle Inc., a Delaware corporation ("Brass Eagle"), K2 Inc., a Delaware corporation ("K2"), Cabe Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of K2 ("Acquisition Sub"), and the individual managers of Brass Eagle that are listed on the signature page hereto (each being a "Manager" and together the "Managers").

     WHEREAS, on November 19, 2002, the Compensation Committee of the Board of Directors of Brass Eagle approved a Success Bonus Program pursuant to which the Managers are to be paid the amounts listed on Exhibit A hereto upon a successful sale of the Company led by the management team (the "Success Bonus Program");

     WHEREAS, Brass Eagle, K2 and Acquisition Sub entered into an Agreement and Plan of Merger and Reorganization, dated October 22, 2003 (the "Merger Agreement"), pursuant to which, after the consummation of an exchange offer by K2 for all of the issued and outstanding shares of common stock of Brass Eagle, Acquisition Sub will be merged with and into Brass Eagle (the "Merger"), upon the terms and subjects to the conditions contained in the Merger Agreement;

     WHEREAS, in the absence of the effectiveness of this Agreement, the Success Bonus Program would become due and payable upon the completion of the Merger; and

     WHEREAS, Brass Eagle, K2 and Acquisition Sub have agreed to amend the Success Bonus Program, and the Managers by entering into this Agreement hereby each consent to the amendment of the Success Bonus Program, to change the conditions thereto and to increase the maximum amount payable thereunder, as more fully set forth in this Agreement.

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Effectiveness of Agreement. The provisions of this Agreement, other than the provisions set forth in Sections 10, 11 and 12 hereof (the "Immediately Effective Provisions"), are subject to, and shall become effective only upon, the Effective Time (as defined in the Merger Agreement) of the Merger on or prior to April 22, 2004. Upon such effectiveness, the original Success Bonus Program shall be of no further force and effect and the amounts reflected on Exhibit A shall no longer be payable to the Managers. If the Effective Time has not occurred on or prior to that date, then the provisions of this Agreement (other than the Immediately Effective Provisions) shall not come into effect and the Success Bonus Program shall remain in full force and effect in accordance with its original terms. The Immediately Effective Provisions are effective as of the date of this Agreement.

     2. Definitions. When used in this Agreement, the following terms shall have the following meanings:

     "Adjusted Consolidated EBITDA" shall have the meaning set forth on Exhibit B hereto.

     "Amended Bonus Schedule" shall mean the schedule of bonuses included in the table set forth on Exhibit C hereto.

     "Applicable Delivery Deadline" shall mean, with respect to the Initial Calculation (as defined below) of Adjusted Consolidated EBITDA for the Six-Month Period (as defined below), July 31, 2004 and, with respect to the Initial Calculation of Adjusted Consolidated EBITDA for the Twelve-Month Period (as defined below), January 31, 2004.

     "K2 Change-of-Control" shall mean (a) a consolidation or merger of K2 with or into any other corporation or corporations in which K2's stockholders immediately prior to the merger do not hold at least fifty percent (50%) of the voting power of the surviving corporation in the consolidation or merger, (b) a sale, conveyance or disposition of all or substantially all of the assets of K2, or (c) the completion by K2 of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of K2 is transferred.

     "Manager Representative" shall mean E. Lynn Scott or such other person as shall be designated in writing to K2 by at least a majority of the Managers from time to time.

     "Permanent Disability" shall mean the physical or mental incapacity of a Manager of a nature that has prevented or would reasonably prevent the Manager from performing on a full-time basis each of the material duties of the Manager with Brass Eagle for a period of 12 consecutive weeks or an aggregate of 24 weeks within any period of 12 consecutive months, as determined by the Brass Eagle Board of Directors in the exercise of its good faith and reasonable judgment, upon receipt of and in reliance on sufficient competent medical advice from one or more individuals selected by the Board of Directors, who are qualified to give professional medical advice.

     "Resigns" shall mean that a Manager has terminated his employment with Brass Eagle, other than by Terminating for Good Reason or due to the death or Permanent Disability of the Manager.

     "Terminated for Cause" shall mean that a Manager has been terminated by Brass Eagle from the employment of Brass Eagle due to the occurrence of any one or more of the following events:

     (a) the Manager has been convicted of a felony or other charge involving moral turpitude;

     (b) the Manager has engaged in fraud, misappropriation of funds, embezzlement or similar conduct against Brass Eagle or dishonesty in connection with Brass Eagle matters;

     (c) the Manager has willfully failed or refused to perform agreed-upon responsibilities or directives of senior executive management of Brass Eagle or K2 and has not cured such act within 20 days after receipt of notice of such act from Brass Eagle

     (d) the Manager has committed any act of gross negligence, willful breach of fiduciary obligation or corporate waste against Brass Eagle that is not cured within 20 days of, or is repeated after, receipt of notice of such act from Brass Eagle; or

     (e) the Manager has committed any material breach of the Manager's employment or non-competition agreement, if any, with Brass Eagle that is not cured within 20 days after receipt of notice of such material breach from Brass Eagle.

     "Terminated without Cause" shall mean that a Manager has been terminated by Brass Eagle from the employment of Brass Eagle, but was not Terminated for Cause.

     "Terminating with Good Reason" shall mean that a Manager has terminated his employment with Brass Eagle due to (a) the breach by Brass Eagle, K2 or Acquisition Sub of any employment agreement with, or benefit plan or arrangement benefiting, the Manager, (b) any material decrease of the Manager's duties, responsibilities, compensation and/or benefits as compared to those existing prior to the completion of the Merger or (c) the relocation of the Manager's place of employment more than fifty (50) miles from the office at which the Manager was based as of the date hereof, except for required travel on the business of Brass Eagle or K2 to an extent substantially consistent with the Manager's present business obligations; provided that the provision to the Manager of benefits of K2 provided to similarly situated employees of K2 shall not constitute "Good Reason" pursuant to clauses (a) or (b) above.

     3. New Bonus Terms. Subject to the effectiveness of this Agreement pursuant to Section 1 hereof, the Success Bonus Program is hereby amended to provide for the payment by Brass Eagle to the Managers of the bonuses set forth on the Amended Bonus Schedule under the following circumstances:

          (a) Bonuses for Six-Month Period. If the Adjusted Consolidated EBITDA for the six-month period ended June 30, 2004 (the "Six-Month Period") is equal to or greater than $4.334 million, then Brass Eagle shall pay to the Managers the bonus amounts set forth in Column I on the Amended Bonus Schedule (less any required withholdings for federal, state or local taxes); provided that no such bonus or any portion thereof shall be payable to any Manager that Resigns or is Terminated for Cause at any time prior to June 30, 2004.

          (b) Bonus for Twelve-Month Period. If the Adjusted Consolidated EBITDA for the twelve-month period ended December 31, 2004 (the "Twelve-Month Period") is: (i) equal to or greater than $15.0 million but less than $16.0 million, then Brass Eagle shall pay to the Managers the bonus amounts set forth in Column II on the Amended Bonus Schedule (less any required withholdings for federal, state or local taxes); (ii) equal to or greater than $16.0 million but less than $17.0 million, then Brass Eagle shall pay to the Managers the bonus amounts set forth in Columns II and III on the Amended

     Bonus Schedule (less any required withholdings for federal, state or local taxes); and (iii) equal to or greater than $17.0 million, then Brass Eagle shall pay to the Managers the bonus amounts set forth in Columns II and IV on the Amended Bonus Schedule (less any required withholdings for federal, state or local taxes); provided that no such bonus or any portion thereof shall be payable to any Manager that Resigns or is Terminated for Cause at any time prior to December 31, 2004.

          (c) In the event that any Manager is not paid a bonus pursuant to Sections 3(a) and/or 3(b) because such Manager or Managers Resigns or has been Terminated for Cause prior to the applicable threshold date, the bonus amounts otherwise payable to such Manager shall be forfeited and shall not be payable to any other Manager or Managers.

     4. Payment Dates. The amounts, if any, required to be paid under Section 3(a) shall be paid within 10 days after the filing due date for K2's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004. The amounts, if any, required to be paid under Section 3(b) shall be paid within 10 days after the filing due date for K2's Annual Report on Form 10-K for the fiscal year ended December 31, 2004. Notwithstanding the foregoing provisions of this
Section 4, any bonus payments that may become payable pursuant to an Initial Calculation of the Adjusted Consolidated EBITDA that is subject to a Notice of Dispute shall be paid promptly after the resolution of the dispute pursuant to the provisions of Section 7 hereof.

     5. Death; Permanent Disability; Employment Termination. In the event of the death or Permanent Disability of any of the Managers or any Manager being Terminated without Cause or Terminating with Good Reason at any time after the completion of the Merger, the applicable Manager or the estate of the deceased Manager, as the case may be, shall be paid any bonus payments that otherwise would have become payable to the applicable Manager not later than the times that such bonus payments would otherwise have been required to be made, notwithstanding the failure of the Manager to remain in the employment of Brass Eagle for any specific period of time or any other provision of this Agreement.

     6. No Effect on Other Compensation or Benefits. The bonuses payable to the Managers under this Agreement shall have no affect on the base, bonus, other compensation or benefits to which the Managers shall be entitled as employees of Brass Eagle under the Merger Agreement, any employment agreement or otherwise. None of the change-of-control agreements (or change-of-control provisions contained in employment agreements) to which any of the Managers are party shall be affected by this Agreement or the bonus amounts payable hereunder, but each of such agreements and employment agreement provisions shall remain in full force and effect in accordance with its terms.

     7. Calculation of Adjusted Consolidated EBITDA; Dispute Resolution.

          (a) As soon as practicable after the completion of each of the Six-Month Period and the Twelve-Month Period, but not later than the Applicable Delivery Deadline, K2 shall cause to be prepared and delivered to the Manager Representative a calculation of Adjusted Consolidated EBITDA for the applicable period (the "Initial Calculation"), which shall be prepared in accordance with GAAP and the same accounting principles and practices, consistently applied, as those used in the preparation of Brass Eagle's financial statements for the most recent comparable period ending prior to the completion of the Merger

          (b) Following receipt of the Initial Calculation, the Managers will be afforded a period of 14 days to review the Initial Calculation. To assist in any such review, K2 shall make available to the Manager Representative any work sheets and other papers prepared in connection with the Initial Calculation. At or before the end of the 14-day review period, the Manager Representative shall either (i) accept the Initial Calculation in its entirety or (ii) deliver to K2 a written notice setting forth a detailed explanation of those items in the Initial Calculation that the Managers dispute and, to the extent possible, a statement (with reasonable detail as to the disputed matters) of what the Managers believe is the correct calculation (a "Notice of Dispute"). If the Manager Representative does not deliver a Notice of Dispute to K2 within the 14-day review period, the Managers will be deemed to have accepted the Initial Calculation in its entirety. If the Manager Representative delivers a Notice of Dispute in which it disputes some, but not all, of the items in the Initial Calculation, the Managers will be deemed to have accepted all of the items not disputed.

          (c) During the 14-day period after the delivery of a Notice of Dispute, the Manager Representative and K2 will attempt to resolve in good faith any disputed items. If they are unable to resolve all of the disputed items, the remaining disputed items will be referred to a single arbitrator selected by the parties pursuant to the rules of the American Arbitration Association for resolution. The determination by the arbitrator, which shall only be with respect to the disputed items, shall be final and binding on the parties. Nothing herein shall be construed to authorize or permit the arbitrator to resolve any such dispute by making an adjustment to the Initial Calculation that is outside of the range defined by the respective amounts proposed by K2 and by the Managers in their Dispute Notice. The arbitrator shall determine which party shall pay the fees and expenses of the arbitration based on the relative merits of each party's calculations.

     8. K2 Guarantee; K2 and Acquisition Sub Covenants.

          (a) Subject to the effectiveness of this Agreement pursuant to Section 1, K2 hereby guarantees the satisfaction of the obligations of Brass Eagle to pay the bonuses set forth on the Amended Bonus Schedule in accordance with the terms and conditions of this Agreement. K2 and Acquisition Sub hereby represent and warrant that, as of the effectiveness of this Agreement pursuant to Section 1, neither of them are subject to, and K2 and Acquisition Sub agree that they will not enter into or become subject to, any agreements, covenants, prohibitions or any other restrictions of any kind that would limit the ability of Brass Eagle, K2 or Acquisition Sub to fulfill each and every payment and other obligation under this Agreement, or have received consent to the waiver of such limitations with respect hereto.

          (b) K2 and Acquisition Sub agree and acknowledge that the Adjusted Consolidated EBITDA thresholds set forth in Sections 3(a) and 3(b) are based on Brass

     Eagle's projections for the fiscal year ended December 31, 2004, and that the achievement of such projections are based on Brass Eagle being permitted to make the capital and other expenditures included in Brass Eagle's operating plan and budget for the fiscal year ended December 31, 2004. In the event that capital and other expenditures included in the operating plan and budget are not made, the parties shall negotiate in good faith to determine appropriate adjustments to Adjusted Consolidated EBITDA, if any, as a result of such capital and other expenditures not being made.

     9. K2 Change-of-Control. K2 agrees that, in the event of a K2 Change-of-Control, K2 will cause its successor or the acquiring company, as applicable, in the K2 Change-of-Control to expressly assume and agree to honor and pay each of the payment and other obligations of Brass Eagle, K2 and Acquisition Sub under this Agreement.

     10. Consent under Merger Agreement.

     (a) K2 and Acquisition Sub hereby consent, pursuant to Section 5.1 of the Merger Agreement, to the execution of this Agreement and the amendment of the Success Bonus Program.

     (b) Each of the Managers hereby consent to the execution of this Agreement and the amendment of the Success Bonus Program.

     11. Disclosure. Brass Eagle agrees to file an amendment to its Schedule 14D-9, and K2 agrees to file amendments to its Registration Statement on Form S-4, to include the disclosures required as a result of the execution of this Agreement. Brass Eagle and K2 shall provide the other party with a reasonable opportunity to review and comment on their respective amended filings prior to filing the same with the Securities and Exchange Commission.

     12. Miscellaneous.

          (a) Entire Agreement. This Agreement, including the exhibits hereto, constitutes the entire agreement among the parties hereto, and supersedes all other prior written or oral agreements and understandings among the parties, with respect to the subject matter hereof.

          (b) Assignment. This Agreement shall inure to the benefit of and be binding upon each of the parties hereto and their respective successors, heirs and assigns; provided that no party may assign or otherwise transfer their rights or obligations under this Agreement to any third party without the prior written consent of the other party.

          (c) Validity. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable.

          (d) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to each other party as follows:

          If to K2 or Acquisition Sub:        K2 Inc.
                                              2051 Palomar Airport Road
                                              Carlsbad, CA  92009
                                              Facsimile: (760) 494-1099
                                              Attention: General Counsel

          If to the Company to:               Brass Eagle Inc.
                                              1201 S.E. 30th Street
                                              Bentonville, AK  72712
                                              Facsimile: (479) 464-8701
                                              Attention: Chief Executive Officer

          If to the Manager Representative:   E. Lynn Scott
                                              c/o Brass Eagle Inc.
                                              1201 S.E. 30th Street
                                              Bentonville, AK  72712
                                              Facsimile: (479) 464-8701

          (e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, notwithstanding any conflict of law provisions to the contrary.

          (f) Descriptive Headings; Section References. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. All references herein to sections, subsections, paragraphs and clauses are references to sections, subsections, paragraphs and clauses of this Agreement unless specified otherwise.

          (g) Counterparts. This Agreement may be executed by facsimile and may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall together constitute one and the same agreement.

                   [signature pages follows on the next page]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.



BRASS EAGLE INC.

By: /s/ E. Lynn Scott                                /s/ E. Lynn Scott
   -------------------------------------             ----------------------------------------
Name: E. Lynn Scott                                  E. Lynn Scott
Title: President and Chief Executive
Officer

K2 INC.                                              /s/ J. R. Brian Hanna
                                                     ----------------------------------------
                                                     J. R. Brian Hanna

By: /s/ John J. Rangel
   -------------------------------------
Name: John J. Rangel
Title: Senior Vice President and                     /s/ Steven R. DeMent
Chief Financial Officer                              ----------------------------------------
                                                     Steven R. DeMent

CABE ACQUISITION SUB, INC.

                                                     /s/ Steve Cherry
                                                     ----------------------------------------
By: /s/ John J. Rangel                               Steve Cherry
   -------------------------------------
Name: John J. Rangel
Title: Vice President and Chief
Financial Officer

                                                     /s/ Charles Prudhomme
                                                     ----------------------------------------
                                                     Charles Prudhomme



                                                     /s/ John D. Flynn
                                                     ----------------------------------------
                                                     John D. Flynn



                                                     /s/ Mark Skrocki
                                                     ----------------------------------------
                                                     Mark Skrocki



                                                     /s/ David Armstrong
                                                     ----------------------------------------
                                                     David Armstrong


                                    EXHIBIT A


                              SUCCESS BONUS PROGRAM


                      E. Lynn Scott              $ 300,000
                      J.R. Brian Hanna           $ 125,000
                      Steven R. DeMent           $ 100,000
                      Steve Cherry               $ 100,000
                      Charles Prudhomme          $ 100,000
                      John D. Flynn              $ 100,000
                      Mark Skrocki               $ 100,000
                      David Armstrong            $  50,000

                                    EXHIBIT B


                          ADJUSTED CONSOLIDATED EBITDA


"Adjusted Consolidated EBITDA" shall mean the EBITDA of Brass Eagle and its current subsidiaries on a consolidated basis determined in a manner consistent with past practices of Brass Eagle; provided, however, in the event that any cost (a) allocated to Brass Eagle by K2 (or any of its direct or indirect subsidiaries) or (b) incurred by Brass Eagle at K2's direction, exceeds the corresponding cost item set forth in Brass Eagle's operating plan and budget for fiscal year ending December 31, 2004, the parties shall negotiate in good faith to determine appropriate adjustments to Adjusted Consolidated EBITDA, if any, as a result of such additional costs. The parties acknowledge that any cost savings realized by Brass Eagle as a result of the Merger shall inure to the benefit of Brass Eagle for purposes of this calculation.

                                    EXHIBIT C


                           POTENTIAL BONUSES UNDER THE
                          AMENDED SUCCESS BONUS PROGRAM

--------------------- ---------------------- --------------------- ---------------------- ----------------------
                            COLUMN I              COLUMN II             COLUMN III              COLUMN IV
      MANAGER         ---------------------- --------------------- ---------------------- ----------------------
                        POTENTIAL BONUSES     POTENTIAL BONUSES      POTENTIAL BONUSES      POTENTIAL BONUSES
                      FOR SIX-MONTH PERIOD     FOR TWELVE-MONTH      FOR TWELVE-MONTH       FOR TWELVE-MONTH
                                                PERIOD, FIRST         PERIOD, SECOND          PERIOD, THIRD
                                                  THRESHOLD              THRESHOLD              THRESHOLD
--------------------- ---------------------- --------------------- ---------------------- ----------------------
E. Lynn Scott               $ 150,000             $ 150,000              $  76,925               $ 153,850
--------------------- ---------------------- --------------------- ---------------------- ----------------------
J.R. Brian Hanna            $  62,500             $  62,500              $  32,025               $  64,050
--------------------- ---------------------- --------------------- ---------------------- ----------------------
Steven R. DeMent            $  50,000             $  50,000              $  25,650               $  51,300
--------------------- ---------------------- --------------------- ---------------------- ----------------------
Steve Cherry                $  50,000             $  50,000              $  25,650               $  51,300
--------------------- ---------------------- --------------------- ---------------------- ----------------------
Charles Prudhomme           $  50,000             $  50,000              $  25,650               $  51,300
--------------------- ---------------------- --------------------- ---------------------- ----------------------
John D. Flynn               $  50,000             $  50,000              $  25,650               $  51,300
--------------------- ---------------------- --------------------- ---------------------- ----------------------
Mark Skrocki                $  50,000             $  50,000              $  25,650               $  51,300
--------------------- ---------------------- --------------------- ---------------------- ----------------------
David Armstrong             $  25,000             $  25,000              $  12,800               $  25,600
--------------------- ---------------------- --------------------- ---------------------- ----------------------
TOTAL                       $ 487,500             $ 487,500              $ 250,000               $ 500,000
--------------------- ---------------------- --------------------- ---------------------- ----------------------









                                       C-1